UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2017

Virtus Investment Partners, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10994	95-4191764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Pearl St., 9th Floor, Hartford, CT	06103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (800) 248-7971

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As previously announced, on December 16, 2016, Virtus Investment Partners, Inc., a Delaware corporation (the “Company”), entered into a definitive agreement to acquire RidgeWorth Holdings LLC, a Delaware limited liability company (“RidgeWorth”).

On December 22, 2016, the Company filed a Current Report on Form 8-K (the “Original Report”), which included, among other things, the unaudited pro forma condensed combined financial statements of the Company, giving effect to the proposed acquisition of RidgeWorth, as of September 30, 2016 and for the nine months then ended, and for the year ended December 31, 2015.

This amendment is being filed to revise the unaudited pro forma condensed combined financial statements of the Company contained in that Original Report, including the accompanying footnotes, to reflect financing of the acquisition with a combination of net proceeds from a common stock offering, net proceeds from a preferred stock offering, cash on hand and proceeds from the sale of investments, borrowings pursuant to our committed debt financing and deferred cash and common stock to be paid or issued as consideration to certain RidgeWorth employees in exchange for a portion of their RidgeWorth equity. Any such financing would be subject to market and other conditions, and there can be no assurances that any such financing will be obtained. The unaudited pro forma condensed combined financial statements of the Company contained in this amendment supersede and replace in their entirety the unaudited pro forma condensed combined financial statements of the Company contained in the Original Report. This amendment is limited in scope and does not amend, update or change any other items or disclosures contained in the Original Report. All other information in the Original Report remains unchanged.

Item 9.01 Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial statements of the Company, giving effect to the proposed acquisition of RidgeWorth, as of the dates and for the periods described in Item 9.01(d) below are attached as Exhibit 99.3 and incorporated herein by reference.

(d)	Exhibits.

99.3	Unaudited pro forma condensed combined financial statements of the Company, giving effect to the acquisition of RidgeWorth, as of September 30, 2016 and for the nine months then ended, and for the year ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUS INVESTMENT PARTNERS, INC.

Dated: January 25, 2017	By:	/s/ Michael A. Angerthal
	Name:	Michael A. Angerthal
	Title:	Chief Financial Officer